Exhibit 12.3

                                              PARTNERSHIP GUARANTORS
                                        Ratio of Earnings to Fixed Charges

                                       (Amounts in Thousands, except ratio)

                                                     Three Months
                                                        Ended                                    Period Ended
                                                       March 31,                                  December 31,
                                                   -----------------           ----------------------------------------------------
                                                     1996        1995          1995        1994       1993        1992        1991
                                                    ------      -----          ----       -----       ----        ----        -----
Pre-tax income from continuing
   operations                                       5,394        4,784       27,556      28,422      21,499      17,787      17,510
Capitalized interest, net of
   amortization                                    (2,007)      (7,900)         765         765         765         765
                                                  -------      -------      -------     -------     -------     -------     -------
                                                    3,387        4,784       19,656      29,187      22,264      18,552      18,275
Fixed Charges:
   Interest expense and amortization
     of deferred finance charges on
   all indebtedness                                 2,007        3,209       16,726       3,285       3,712       4,782       6,374
   Interest portion of lease rentals
     Total fixed charges                            2,007        3,209       16,726       3,285       3,712       4,782       6,374
                                                  -------      -------      -------     -------     -------     -------     -------
Earnings before income taxes, and                   5,394        7,993       36,382      32,472      25,976      23,334      24,649
                                                  =======      =======      =======     =======     =======     =======     =======
   fixed charges
Ratio of earnings to fixed charges                  2.688        2.491        2.175       9.885       6.998       4.880       3.867